Exhibit 10.1

PERFORMANCE STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE GENERAL DYNAMICS CORPORATION
AMENDED AND RESTATED 2012 EQUITY COMPENSATION PLAN
This Performance Stock Unit Award Agreement (the “Agreement”) is entered into as of [DATE], (the “Grant Date”), by and between General Dynamics Corporation (the “Company”) and [NAME] (the “Grantee”).
WHEREAS, the Company sponsors the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan (the “Plan”) and pursuant to Section 7 of the Plan the Company may grant performance-based stock units (“PSUs”); and
WHEREAS, the Company desires to grant to the Grantee an award of PSUs.
NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:
1.Number of PSUs. The Grantee is hereby granted [NUMBER] PSUs (the “Target PSUs”). Each PSU represents an unfunded, unsecured promise by the Company to deliver one share of the Company’s common stock (“Common Stock”), subject to certain restrictions, terms and conditions. The number of shares of Common Stock actually required to be delivered to the Grantee (the “Earned PSUs”) may vary from the number represented by the Target PSUs, based on performance as described in Section 2(b) hereof.
2.Terms of PSUs. The PSUs will be subject to the following terms, conditions and restrictions:
(a)No Shareholder Rights. The grant of PSUs does not entitle the Grantee to any rights of a shareholder of Common Stock, including dividends or voting rights.
(b)Performance Feature. The number of Earned PSUs will range from 0% to 200% of the number of Target PSUs, as determined by the extent to which the Performance Goals (as defined in the Plan) set forth on Schedule A to this Agreement are achieved in accordance with the formulas described on Schedule A.
(c)Performance Period and Vesting. Except as otherwise provided in Section 3 below, attainment of the Performance Goals will be measured over the period commencing on [INSERT THE THREE-YEAR PERIOD BEGINNING JANUARY 1 OF THE CALENDAR YEAR IN WHICH THE GRANT OCCURS AND ENDING ON DECEMBER 31 OF THE CALENDAR YEAR THAT IS TWO YEARS FOLLOWING THE YEAR OF THE GRANT DATE] (the “Performance Period”), and the number of Earned PSUs will be fixed as of the end of the Performance Period (the “Scheduled Vesting Date”), subject to the Committee certifying the level of attainment of the Performance Goals. Except as may otherwise be provided in Section 3 below, the Earned PSUs and the Total Dividend Equivalent PSUs (as defined below) will vest on the Scheduled Vesting Date, but only if the Grantee’s Termination Date (as defined below) has not occurred, and does not occur, prior to or on the Scheduled Vesting Date.

(d)Settlement of Awards. Except as set forth in Section 3(b), settlement of vested Earned PSUs and vested Dividend Equivalent PSUs shall occur within two and one-half (2.5) months following the Scheduled Vesting Date. (The actual date of settlement is hereinafter referred to as the “Settlement Date”). The Company, in its sole discretion, may settle the vested Earned PSUs and vested Dividend Equivalent PSUs by either (i) issuing to the Grantee or the Grantee’s personal representative a stock certificate representing one share of Common Stock for each Earned PSU that has vested and one share of Common Stock for each Dividend Equivalent PSU that has vested or (ii) depositing in such Grantee’s or the Grantee’s personal representative’s brokerage account via electronic transfer one share of Common Stock for each Earned PSU that has vested and one share of Common Stock for each Dividend Equivalent PSU that has vested.
(e)Dividend Equivalents. Dividend equivalents will accrue on the PSUs and will be notionally credited in the form of additional PSUs (“Dividend Equivalent PSUs”) to the Grantee’s bookkeeping account. During the Performance Period, dividend equivalents will accrue on the Target PSUs and on the Dividend Equivalent PSUs outstanding on each dividend equivalent determination date. At the end of the Performance Period the number of outstanding Dividend Equivalent PSUs will be adjusted to reflect the attainment of the Performance Goals in the same manner as the Target PSUs (such adjusted number, the “Earned Dividend Equivalent PSUs”). During the period beginning on the Scheduled Vesting Date and ending on the Settlement Date (the “Crediting Period”), Dividend Equivalent PSUs will accrue on the Earned PSUs and on the Earned Dividend Equivalent PSUs (the Earned Dividend Equivalent PSUs together with any additional Dividend Equivalent PSUs credited thereon and credited on the Earned PSUs during the Crediting Period being referred to herein as the “Total Dividend Equivalent PSUs”). The Company will round down to the nearest whole share in settling any vested Dividend Equivalent PSUs and no fractional shares will be issued. Dividend Equivalent PSUs will in all cases be subject to the same terms and conditions, including but not limited to those related to vesting, transferability, and payment, that apply to the PSUs.
(f)Transfer Restrictions. Neither the PSUs, the Dividend Equivalent PSUs, nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.
(g)    Incorporation of Plan by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement will have the definitions set forth in the Plan. The Committee will have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions will be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement. If there exists any inconsistency between the terms of this Agreement and the Plan, the terms contained in the Plan will govern. If there exists any inconsistency between the terms of the PSUs and Dividend Equivalent PSUs as provided for herein (including terms relating to the number of PSUs or Dividend Equivalent PSUs) and the terms as indicated in the records maintained by Company, the terms as indicated in the records of the Company will govern.

3.Termination of Employment or Service as a Director.
(a)General. Except as set forth in Section 3(b), in the event that the Grantee ceases to be employed by the Company or ceases to be a director of the Company for any reason (the date of such cessation, the “Termination Date”) prior to the Scheduled Vesting Date, the PSUs and any Dividend Equivalent PSUs credited as of the Termination Date will be automatically forfeited by the Grantee as of the Termination Date. For purposes of this Agreement, the Termination Date will in all cases without exception (notwithstanding, for example, any failure under local labor laws) be deemed to occur as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). For purposes of this Agreement, “Retirement” means, (A) with respect to an employee who is not an elected officer of the Company on the Termination Date, the termination of employment after the attainment of age 55 with at least five (5) or more years of continuous service and (B) with respect to an employee who is an elected officer of the Company on the Termination Date, termination of employment after attaining age 55 with the consent of the Chief Executive Officer of the Company (or for the Chief Executive Officer, with the consent of the Committee).
(b)Certain Terminations. This Section 3(b) provides for special vesting and settlement rules in certain circumstances.
(i)Disability, Retirement or Divestiture Prior to the Scheduled Vesting Date. In the event that the Grantee ceases to be employed by the Company due to total and permanent disability, Retirement, divestiture or discontinued operation of a Subsidiary or division with which the Grantee was associated or ceases to be a director of the Company due to total and permanent disability, in each case prior to the Scheduled Vesting Date, then the award of PSUs will remain eligible to vest on the Scheduled Vesting Date, subject to Sections 2(b) and 2(e), with respect to a number of PSUs equal to the product of (A) the sum of (x) the total number of Earned PSUs and (y) the total number of Earned Dividend Equivalent PSUs, in each case, that would have been so earned on the Scheduled Vesting Date had such termination not occurred, and (B) a fraction, the numerator of which will be the number of days from January 1 of the year in which the Grant Date occurs to the last day of the month in which the Termination Date occurs and the denominator of which will be 1,095, and any remaining PSUs and Dividend Equivalent PSUs that otherwise would have been earned had such termination not occurred will be automatically forfeited by the Grantee as of the Termination Date. The PSUs and Dividend Equivalent PSUs that vest pursuant to this Section 3(b)(i) shall be settled as provided in Section 2(d).
(ii)Cause After the Scheduled Vesting Date. In the event that the Grantee ceases to be employed by the Company for Cause on or after the Scheduled Vesting Date but prior to the Settlement Date, then all PSUs and Total Dividend Equivalent PSUs will be automatically forfeited as of the Termination Date.
(iii)Death. In the event the Grantee ceases to be employed by the Company due to the Grantee’s death on or prior to the Scheduled Vesting Date, then a number of PSUs equal to the product of (A) the sum of (x) the total number of Earned PSUs and (y) the total number of Earned Dividend Equivalent PSUs, in each of (x) and (y), determined based on the attainment of the Performance Goals through the last day of the Company’s fiscal quarter in which the Grantee’s death occurs (the “Death Vesting Date”), and (B) a fraction, the numerator of which will be the number of days from January 1 of the year in which the Grant Date occurs to the Death Vesting Date and the denominator on which will be 1,095, will become immediately vested on the Death Vesting Date, and any remaining PSUs and Dividend Equivalent PSUs will be automatically forfeited by the Grantee as of the Death Vesting Date. Notwithstanding Section 2(c) above, the level of attainment of the Performance Goals will be determined by comparing the quotient of (A) the sum of (x) the ROIC (as defined in Schedule A) achieved for each completed full fiscal year of the Performance Period prior to Death Vesting Date and (y) the ROIC for the fiscal year of the Performance Period in which the Death Vesting Date occurs measured as of the Death Vesting Date, and (B) the whole number of years for which performance is taken into account in the foregoing clause (A), to the performance levels set forth on Schedule A hereto. In addition, the final number of PSUs and Dividend Equivalent PSUs that become vested pursuant to the foregoing shall be further subject to the “Total Shareholder Return” multiplier formula (as set forth on Schedule A) measured based on relative Total Shareholder Return for the Performance Period through the Death Vesting Date. The determination of the attainment of the Performance Goals will be subject to certification by an appropriate executive of the Company with authority to make a determination of the level of attainment of the Performance Goals through the Death Vesting Date, or, solely with respect to the Company’s executive officers, subject to certification of the level of attainment of the Performance Goals through the Death Vesting Date by the Committee. The Earned PSUs and Earned Dividend Equivalent PSUs that vest pursuant to this Section 3(b)(iii) shall be settled within two and one-half (2.5) months after the Death Vesting Date.
(iv)Change in Control. Prior to a Change in Control, the Committee will specify how the Performance Goals will be adjusted for the remainder of the Performance Period following the Change in Control and the methodology for making the determination set forth in this paragraph (iv). Notwithstanding the foregoing, in the event that within two (2) years following a Change in Control, the Grantee’s employment with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause (and other that due to death, Disability or Retirement) or (ii) by the Grantee for Good Reason, the Earned PSUs and the Earned Dividend Equivalent PSUs, each determined based on attainment of the Performance Goals through the date of the Change in Control, will become immediately vested. The Earned PSUs and Earned Dividend Equivalent PSUs that vest pursuant to this Section 3(b)(iv) shall be settled within two and one-half (2.5) months after the end of the calendar year in which the termination date occurs.
(c)Harm. Notwithstanding anything to the contrary herein, all of the PSUs and Dividend Equivalent PSUs will be automatically forfeited by the Grantee if the Grantee causes Harm (as defined below) to the Company or any of its Subsidiaries prior to the Settlement Date. For purposes of this Agreement, “Harm” includes, but is not limited to, any actions that adversely affect the financial standing, reputation, or products of the Company or any of its Subsidiaries, or any actions involving personal dishonesty, a felony conviction related to the Company or any of its Subsidiaries, or any material violation of any confidentiality or non-competition agreement with the Company or any of its Subsidiaries.
4.Tax Withholding. Regardless of any action the Company or the Grantee’s actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs and the Dividend Equivalent PSUs, including the grant of the PSUs and crediting of the Dividend Equivalent PSUs, the vesting of the PSUs and Dividend Equivalent PSUs, the settlement of the PSUs and Dividend Equivalent PSUs, and the subsequent sale of any shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the PSUs and Dividend Equivalent PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.
Prior to the issuance of shares pursuant to this award of PSUs, the Grantee shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or Employer. In this regard, the Grantee authorizes the Company or the Employer to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation payable to the Grantee by the Company or the Employer. Alternatively, or in addition, if permissible under local law, the Company or the Employer may, in their sole discretion, (i) sell or arrange for the sale of shares of Common Stock to be issued on the settlement of the PSUs and/or the Dividend Equivalent PSUs to satisfy the withholding or payment on account obligation, and/or (ii) withhold from the shares to be delivered upon settlement of the PSUs and/or the Dividend Equivalent PSUs the amount of shares necessary to satisfy the minimum withholding amount (or such other rate that will not result in a negative accounting impact). The Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Grantee’s receipt of this award, the vesting of the PSUs and the Dividend Equivalent PSUs, or the settlement of the PSUs and the Dividend Equivalent PSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver shares pursuant to the PSUs and the Dividend Equivalent PSUs to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax-Related Items as described herein. If the Grantee fails to pay or make satisfactory arrangements to satisfy all withholding and payment on account obligations by the Settlement Date, then the PSUs and the Dividend Equivalent PSUs shall be forfeited.
5.Nature of Grant. In accepting the award of PSUs, the Grantee acknowledges that:
(a)the Plan is discretionary in nature and established voluntarily by the Company and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan, and the award of PSUs is at the sole discretion of the Company and does not create any contractual or other right to receive future awards of PSUs, or benefits in lieu of PSUs even if PSUs have been awarded repeatedly in the past;
(b)the award of PSUs is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and the PSUs are outside the scope of the Grantee’s employment contract, if any;
(c)the PSUs and the Dividend Equivalent PSUs are not part of normal or expected compensation or salary for any purposes, including, calculation of any severance,

resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(d)neither the award of PSUs nor any provision of this Agreement nor the Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of the Company, the PSUs shall not be interpreted to form an employment contract or relationship with the Company; and
(e)no claim or entitlement to compensation or damages arises from termination of the PSUs or Dividend Equivalent PSUs, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the PSUs, Dividend Equivalent PSUs, or shares received upon settlement of the PSUs or Dividend Equivalent PSUs resulting from termination of the Grantee’s employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
6.Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, holding, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, and the Parent and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon settlement of the PSUs and Dividend Equivalent PSUs. Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact his or her local human resources representative.

7.Compensation Recoupment Policy. This Agreement shall be subject to the Company’s Compensation Recoupment Policy. The Grantee acknowledges receipt of the Compensation Recoupment Policy and has read and understands the terms and conditions of the Compensation Recoupment Policy.
8.Miscellaneous.
(a)Modification; Entire Agreement; Waiver. No change or modification to any provision of this Agreement will be valid unless the same is agreed to in writing by the parties hereto. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. The Company reserves the right, however, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally alter or modify the awards to ensure all PSUs, Dividend Equivalent PSUs and the Agreements provided to Grantees are made in such a manner that either qualifies for exemption from or complies with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended; provided, however that the Company makes no representations that the PSUs and Dividend Equivalent PSUs will be exempt from or will comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the PSUs and Dividend Equivalent PSUs.
(b)Bound by Plan and Other Related Documents. By accepting the award of PSUs, the Grantee acknowledges that the Grantee has received a copy of the Plan and General Dynamics Corporate Policy regarding insider trading compliance (the “Trading Policy”) and has had an opportunity to review the Plan and the Trading Policy and agrees to be bound by all the terms and provisions of the Plan and the Trading Policy.
(c)Successors. The terms of this Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and of the beneficiaries, executors, administrators, heirs and successors of the Grantee.
(d)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Virginia, and agree that such litigation shall be conducted exclusively in the courts of Virginia or the federal courts for the Eastern District of Virginia.
(e)Section 409A Compliance . To the extent applicable, it is intended that the Plan and the Agreement comply with the requirements of Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Grantee shall not be considered to have terminated employment w ith the Company for purposes of this Agreement until Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following Grantee’s separation from service (or death, if earlier).
(f)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(g)Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.

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